December 14, 1998


TANAKA Funds, Inc.
230 Park Avenue, Suite 960
New York, New York 10169

Dear Sir/Madam:

     I, Graham Y. Tanaka, hereby accept the offer to purchase 10,000 Class R shares of TANAKA Growth Fund, the Corporation's sole series (the "Fund"), at a price of $10.00 per share for an aggregate purchase price of $100,000. This agreement is subject to the understanding that I have no present intention of selling or redeeming the shares so acquired.

     I further understand that any redemption of these shares by me will be reduced by a pro rata portion of any then unamortized organization expenses of the Fund. This proration will be calculated by dividing the number of shares to be redeemed by the aggregate number of shares held which represent the initial capital of the Fund.

                                             Sincerely,



                                             \s\ Graham Y. Tanaka
                                             Graham Y. Tanaka, CFA


Accepted:

TANAKA Funds, Inc.



By: /s/ Victoria McCann
    -------------------------------
    Victoria McCann, Vice President